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            FORM 4                                         OMB APPROVAL
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|X|  Check this box if no                         OMB Number:
     longer subject to Section                    Expires:
     16. Form 4 or Form 5                         Estimated average burden
     obligations may continue.                    hours per response ....... 0.5
     See Instruction 1(b).                        ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Spinelli                          Ronald
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   (Last)                            (First)              (Middle)

    c/o The Langer Biomechanics Group, Inc.
    450 Commack Road
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                                    (Street)

    Deer Park                         NY                     11729
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     The Langer Biomechanics Group, Inc.(GAIT)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     February, 2001
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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
              (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Vice President-Manufacturing
________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form Filed by One Reporting Person

     |_|  Form Filed by More than One Reporting Person

================================================================================
                                   TABLE I --
     Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                               5. Amount
                                   3. Transaction  4. Securities Acquired         of Securities    6. Ownership     7. Nature
                                      Code            (A) or Disposed of (D)      Beneficially        Form: Direct     of Indirect
1. Title of     2. Transaction        (Instr. 8)      (Instr. 3, 4 and 5)         Owned at End        (D) or           Beneficial
   Security        Date            -------------------------------------------    of Month            Indirect (I)     Ownership
   (Instr. 3)      (Month/Day/Year)   Code     V      Amount  (A)or(D)  Price     (Instr. 3 and 4)    (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,     2/5/01             M                3,200     A       $2.00
$0.02 par value
per share
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Common Stock,     2/5/01             S                3,200     D       $3.00       -0-                  D
$0.02 par value
per share
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====================================================================================================================================


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

FORM 4 (cont.)

 TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                           5. Number
                                              of Deriv-
                                              ative     6. Date     7. Title and
                                              Securities   Exer-       Amount of
                                              Acquired     cisable     Under-                  9. Number   10. Owner-
                                 4. Trans-    (A) or       and Ex-     lying                      of Deriv-    ship
                                    action    Disposed     piration    Secur-                     ative        Form of
                                    Code      of (D)       Date        ities                      Secur        Deriv-   11. Nature
                                    (Instr.   (Instr.      (Month/     (Instr.                    -ities       ative        of
1. Title   2. Conver-               8)        3, 4, 5)     Day/Year)   3 and 4)                   Benefi-      Security:    Indirect
   of         sion or  3. Trans- -------------------------------------------------- 8. Price of   cially       Direct       Bene-
   Deriv-     Exercise    action                                             Amount    Deriv-     Owned at     (D) or       ficial
   ative      Price of    Date                          Date   Ex-             of      ative      End of       Indirect     Owner-
   Security   Deriv-      (Month/                       Exer-  pir-          Number    Security   Month        (I)          ship
   (Instr.    ative       Day/                          cis-   ation           of      (Instr.    (Instr.      (Instr.      (Instr.
   3)         Security    Year)  Code   V     (A) (D)   able   Date   Title  Shares    5)         4)           4)           4)
------------------------------------------------------------------------------------------------------------------------------------
Call Options
(Right to Buy) $2.00    2/05/01   M               3,200  (1)  10/1/09 Common  3,200               12,800       D
                                                                      Stock
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

Explanation of Responses:
      (1) Options as to 3,200 shares were exercisable and Options as to 3,200 shares shall vest on each of October 1, 2001, October 1, 2002, October 1, 2003, and October 1, 2004.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Ronald Spinelli                                   March 12, 2001
-------------------------------                       --------------
**Signature of Reporting Person                       Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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